Exhibit 3.2

SENIOR HOUSING PROPERTIES TRUST

ARTICLES SUPPLEMENTARY

Senior Housing Properties Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Under a power contained in Article VI of the declaration of trust of the Trust (the “Declaration”), the Board of Trustees, by duly adopted resolutions, reclassified and designated all 300,000 authorized but unissued Junior Participating Preferred Shares of the Trust, $.01 par value per share (the “Junior Participating Shares”), as common shares of beneficial interest, $.01 par value per share (the “Common Shares”), without further classification or designation, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of undesignated Common Shares as set forth in the Declaration.

SECOND:  The foregoing Junior Participating Shares have been reclassified and designated by the Board of Trustees under the authority contained in the Declaration.

THIRD:  These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

FOURTH:  The undersigned officer of the Trust acknowledges these Articles Supplementary to be the corporate act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed in its name and on its behalf by its President, and attested to by its Secretary, on this 17th day of April, 2014.

ATTEST:	SENIOR HOUSING PROPERTIES TRUST

/s/ Jennifer B. Clark	By:	/s/ David J. Hegarty	(SEAL)
Jennifer B. Clark		David J. Hegarty
Secretary		President